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                                                                   Exhibit 10.16

                              EMPLOYMENT AGREEMENT


                  AGREEMENT, dated as of May 19, 2000, by and between Vornado Operating Company, a Delaware corporation, with its principal offices at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663 (the "Company") and Emanuel Pearlman ("Employee").

                  IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

                  1. Employment. The Company hereby agrees to employ Employee as its Chief Operating Officer and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.

                  2. Term. The period of employment of Employee by the Company hereunder (the "Employment Period") shall commence as of June 15, 2000 (the "Commencement Date") and shall continue until the third anniversary thereof. The Employment Period may be sooner terminated by either party in accordance with
Section 6 of this Agreement. At least ninety (90) days prior to the expiration of the Employment Period, each party shall notify the other party in writing of its intention either (i) to negotiate an extension thereof on at least the same terms, conditions and compensation as then in effect or (ii) that the Employment Period shall expire.

                  3. Duties and Responsibilities. During the Employment Period, Employee's duties and responsibilities shall include sourcing and executing non-real estate investments on behalf of the Company or Vornado Realty Trust ("Vornado Realty") as well as other executive duties on behalf of the Company consistent with his position as Chief Operating Officer, as are assigned during the Employment Period by Steve Roth or Michael Fascitelli. It is intended that Employee shall report to Steve Roth or Michael Fascitelli. In addition to reporting to Steve Roth or Michael Fascitelli, Employee may be required to report to a third party. However, at all times Employee shall retain primary responsibility for all acquisition activities of the Company. Employee shall devote all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company, it being understood that Employee may engage in money management and investment related activities for his family and family entities which he manages in such a manner as do not interfere with his performance of his duties for the Company.

                  4. Place of Performance. The principal place of employment of Employee shall be at the Company's executive offices in New York City.

                  5. Compensation and Related Matters.
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                  (a) Base Salary and Bonus. During the Employment Period the
Company shall pay Employee a base salary at the rate of not less than $300,000 per year ("Base Salary"). Employee's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. If Employee's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of the Agreement. In addition to Base Salary, the Employee may be entitled to an annual incentive bonus ("Bonus"), each fiscal year at the sole discretion of the Company, to be payable at the same time as bonuses are paid to other executive officers.

                  (b) Company Share Option. (i) The Company shall grant to Employee share options (the "Company Share Option") to acquire 175,000 shares of the common stock of the Company, par value $.01 per share (the "Company Stock"), pursuant to the Company's 1998 Omnibus Stock Plan (the "Company Option Plan"). Such Company Share Options shall first consist of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to the maximum extent permitted thereunder, and non-qualified stock options thereafter. The Company Share Option shall be granted on the Commencement Date, and shall be granted at an exercise price per share equal to the fair market value of the Company Stock on the date hereof and shall be subject to the general terms of the Company Option Plan and Company Share Option agreement (the "Option Agreement"). Company Share Options granted pursuant to this Section 5(b)(i) shall become exercisable at a rate of 33-1/3% after the first anniversary of the date of grant, an additional 33-1/3% on each of the second and third anniversaries of such date, provided Employee remains an employee after such respective dates, and shall be exercisable for a ten (10) year period following the date of grant, except as otherwise provided in the Company Option Plan or Option Agreement. Such Company Share Options, and any Additional Company Share Options granted pursuant to (ii) below, shall become fully exercisable on the earliest of (A) the Company's termination of Employee's employment without Cause, (B) Employee's termination of his employment for material breach or (C) the expiration of the Employment Period if Employee is then employed by the Company or (D) a Change in Control, and in each case shall remain exercisable for a period of at least one year thereafter.

                      (ii) Additional Company Share Options may be granted to Employee during the Employment Period, at the sole discretion of the Company, in accordance with the Company's customary practices.

                      (c) Benefit Plans. Employee shall be entitled to participate in such existing employee benefit plans and insurance programs offered by the Company (which are similar to those offered by Vornado Realty Trust), or which it may adopt from time to time, for its employees generally, in accordance with the eligibility requirements for participation therein with the exception of any employee benefit plans or insurance programs offered by the Company which provide health insurance benefits. Nothing herein shall be construed so as to prevent the Company from modifying or terminating

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any employee benefit plans or programs, or employee fringe benefits, it may adopt from time to time. In addition, during the Employment Period, the Company shall reimburse Gemini Partners II, on behalf of Employee, up to $1,000 per month for health insurance maintained for the Employee.

                      (d) Vacation. Employee shall be entitled to four (4) weeks vacation with pay for each year during the Employment Period.

                      (e) Expenses. The Company shall promptly reimburse Employee for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all executive officers of the Company. In addition, the Company shall provide Employee with reimbursement for expenses incurred in the "winding-down" of Gemini Partners II, in a total amount not to exceed $13,887.50 if and only if such expenses are not covered by his former employer.

                      (f) Indemnification. The Company shall indemnify the Executive to the full extent permitted by law and the By-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of all his duties hereunder, other than for any such expenses, costs, liabilities or legal fees incurred resulting from the Executive's bad faith or gross negligence. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 5(f).

                  6. Termination. Employee's employment hereunder shall be terminated upon the earliest of:

                      (a) Expiration. The expiration of the Employment Period.

                      (b) Death. The death of Employee.

                      (c) Disability. If, as a result of Employee's Disability, Employee shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months and within thirty (30) days after written Notice of Termination is given by the Company after such six (6) month period, Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Employee's employment hereunder for "Disability". For purposes of this Agreement, "Disability" shall have the same meaning as that term is defined in the Company's Long Term Disability Plan; provided, that, if no such plan exists, "Disability" shall have the same meaning as provided in Section 22(e)(3) of the Code.

                      (d) Cause. The Company terminates Employee for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment upon Employee's (i) willful and continued failure to substantially perform

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his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Employee which identifies the manner in which the Company believes that Employee has not substantially performed his duties, which failure is not cured within 30 days after such notice, or (ii) willful misconduct which is materially economically injurious to the Company or to any entity in control of, controlled by or under common control with the Company (an "Affiliate"), including, but not limited to, any breach of Sections 9 and 10 hereof, or (iii) the conviction of, or plea of guilty or nolo contendere to, a felony, or (iv) habitual drug or alcohol abuse which materially impairs Employee's ability to perform his duties hereunder.

                  (e) Material Breach. Employee terminates his employment for a material breach of this Agreement by the Company. For purposes of this Agreement, a "material breach" shall be deemed to occur upon a failure by the Company to comply with any material provision of this Agreement which has not been reasonably cured within thirty (30) days after written notice of such noncompliance has been given by Employee to the Company.

                  (f) Without Cause. The Company shall have the right to terminate Employee's employment hereunder without Cause by providing Employee with a Notice of Termination.

                  (g) Voluntary Termination. Employee may terminate this Agreement and Employee's employment hereunder at any time upon ninety (90) days prior written notice to the Company.

                  (h) The Company or its successor, or Employee, may terminate this Agreement and Employee's employment herewith upon a Change in Control. For purposes of this Agreement, a Change in Control shall mean any of the following events which has not been approved by the Company's Board of Directors:

                      (i) The acquisition by an entity (other than (a) an affiliate of the Company on the day preceding the closing of the acquisition, or
(b) an entity in which Employee owns at least 5% of the outstanding capital stock on a fully diluted basis) of more than 50% of the outstanding capital stock or assets of the Company; or

                      (ii) The acquisition by any person (as defined in the Exchange Act) (other than the Company or a subsidiary of the Company) of beneficial ownership of 20% or more of the outstanding voting stock of the Company.

                  7. Termination Procedure.

                      (a) Notice of Termination. Any termination of Employee by the Company or by Employee (other than termination pursuant to Section 6(a) or (b) hereof) shall be communicated by written Notice of Termination to the other party hereto in

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accordance with Section 13. For purposes of this Agreement, a "Notice of
Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee under the provisions so indicated.

                      (b) Date of Termination. "Date of Termination" shall mean
(i) if Employee's employment is terminated by the expiration of this Agreement, the date of expiration, (ii) if Employee's employment is terminated by his death, the date of his death, (iii) if Employee's employment is terminated pursuant to Section 6(c) hereof, thirty (30) days after Notice of Termination is given (provided that Employee shall not have again become available for service on a regular basis during such thirty (30) day period), (iv) if Employee's employment is terminated pursuant to Sections 6(d), 6(f) or 6(g), the date specified in the Notice of Termination, and (v) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given.

                  8. Amounts Due Upon Termination or During Disability. In the event Employee is disabled or his employment terminates during the Employment Period, the Company shall provide Employee with the payments set forth below. Employee acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

                      (a) During any period that Employee fails to perform his duties hereunder as a result of Disability ("disability period"), Employee shall continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 6(c) hereof; provided, that, payments so made to Employee during the first six (6) months of the disability period shall be reduced by the sum of the amounts, if any, paid to the Employee at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment. Employee shall also be entitled to any other benefits or payments provided pursuant to any plan or policy of the Company in accordance with such plan's or policy's terms.

                      (b) If Employee is terminated pursuant to Sections 6(d) or 6(g) the Company shall pay Employee his accrued, but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to Employee under this Agreement; provided, that, Employee shall be entitled to any other benefit or payment provided pursuant to any plan or policy of the Company in accordance with such plan's or policy's terms.

                      (c) If Employee's employment is terminated pursuant to Sections 6(a), 6(e), 6(f) or 6(h), the Company shall pay to Employee his (A) Base Salary accrued through the Date of Termination and (B)(i) a lump-sum payment equal to one (1) times Employee's then current Base Salary, if such termination occurs prior to June 15, 2001, or (ii) a lump-sum payment equal to one and one - half (1.5) times Employee's then current


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Base Salary, if such termination occurs on or after June 15, 2001. If Employee's employment is terminated pursuant to Section 6(b), the Company shall pay to Employee his (A) Base Salary accrued through the Date of Termination and (B)(i) a lump-sum payment equal to one (1) times Employee's then current Base Salary. All such payments shall be made as soon as administratively feasible following such termination. In addition, for 12 months following such termination, the Company shall continue to provide Employee, his spouse and his dependants, with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by Employee for such benefits) as existed immediately prior to Employee's termination; provided, that, if Employee cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Employee becomes reemployed with another employer and becomes eligible to receive comparable welfare benefits from such employer, the welfare benefits described herein shall cease. Employee shall also be entitled to any other benefits or payments provided pursuant to any plan or policy of the Company in accordance with such plan's or policy's terms, except as provided in Section 5(d).

                  9. Confidential Information and Removal of Documents.

                      (a) Employee agrees to keep secret and retain in the strictest confidence all Confidential Information which relates to the Company and any of its Affiliates. "Confidential Information" (a) means information (i) that is learned by Employee from the Company or any Affiliate before or after the date of this Agreement (other than Confidential Information that was known by Employee on a nonconfidential basis prior to the disclosure thereof); (ii) that is commercially valuable to the Company and (iii) that is not published or of public record or otherwise generally known (other than through failure of Employee to fully perform his obligations hereunder), and (b) includes, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any of its Affiliates. Employee agrees not to disclose any such Confidential Information to anyone outside the Company or any of its Affiliates, whether during or after his period of service with the Company, except (x) as such disclosure may be required or appropriate in connection with his service or (y) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order his to divulge, disclose or make accessible such information. Employee agrees to give the Company advance written notice of any disclosure pursuant to clause (y) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure.

                      (b) All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which Employee has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with

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Employee's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Employee's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Employee's rolodex, telephone directory and similar type items, and furniture, art work and property owned by Employee or otherwise not owned by the Company shall not be deemed Company property and shall not be covered by this Section 8(b). The Company shall be the owner of all trade secrets and other products relating to the Company's business developed by Employee alone or in conjunction with others as part of his employment with the Company.

                  10. Non-Competition.

                      (a) In consideration of the benefits to be provided to Employee hereunder, Employee covenants that he will not, without the prior written consent of the Company, during the Employment Period and the twelve (12) month period following his termination of employment for any reason (the "Restriction Period") other than pursuant to Section 6(a) or Section 6(c), engage in any way, directly or indirectly, in the sourcing and execution of non-real estate investment transactions on behalf of any public or non-public real estate company, with the exception of such transactions performed for himself, a member of Employee's family or family investment vehicles which Employee manages.

                      (b) Employee hereby covenants and agrees that, at all times during the Employment Period and for a period of two (2) years immediately following his termination for any reason, Employee shall not employ or seek to employ any person employed at that time by the Company or any of its subsidiaries or its Affiliates, or otherwise encourage or entice such person or entity to leave such employment.

                      (c) Employee acknowledges that the restrictions, prohibitions and other provisions of this Section 10 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement. It is the intention of the parties hereto that the restrictions contained in this paragraph be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable.

                      11. Remedy. Should Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 9 and 10, it is agreed that the Company shall be entitled to immediately withhold any payments or benefits to be made to Employee under Section 5 of this Agreement and shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to

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Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

                  12. Successors; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of Employee, his heirs, executors, administrators, beneficiaries and assigns and shall be binding upon and shall inure to the benefit of the Company and its successors.

                  13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Employee:


                  Emanuel Pearlman
                  151 East 79th Street
                  New York, NY  10021


                  If to the Company:


                  Vornado Operating Company
                  Park 80 West, Plaza II
                  Saddle Brook, New Jersey 07663
                  Attention:  (i)   President and
                             (ii)   Chief Financial Officer

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  14. Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company's internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Sections 9 or 10 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company's internal review procedures, then such controversy or claim shall be resolved by arbitration in New Jersey, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Company and Employee regarding any provision of this Agreement, the

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Company shall reimburse Employee for all legal fees and expenses reasonably incurred by Employee in connection with such contest or dispute, but only if Employee is successful in respect of substantially all of Employee's claims brought and pursued in connection with such contest or dispute.

                  15. Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

                  16. Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Employee and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  17. Survival. The respective obligations of, and benefits afforded to, Employee and Company as provided in Sections 5(b), 8, 9 and 10 of this Agreement shall survive the termination of this Agreement.

                  18. No Conflict of Interest. During the Employment Period, Employee shall not directly, or indirectly render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Board of Directors of the Company.

                  19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  20. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

                  21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.


                                        VORNADO OPERATING COMPANY


                                        By:/s/ Emanuel Pearlman
                                           ---------------------

                                           ---------------------
                                               Emanuel Pearlman


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